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   INTERNET SHOPPERS CHOOSE AMAZON.COM IN RECORD NUMBERS FOR HOLIDAY SHOPPING

               MORE THAN 1 MILLION NEW CUSTOMERS IN HOLIDAY SEASON

                  AMAZON.COM ACHIEVES $1 BILLION SALES RUN-RATE

        SEATTLE, January 5 /PRNewswire/ -- Powered by a strong holiday season, Amazon.com (NASDAQ:AMZN) announced today that its fourth quarter sales were approximately $250 million, more than three and one-half times 1997's fourth quarter sales of $66 million. Based on fourth quarter sales, Amazon.com has achieved a $1 billion annualized sales level three and one-half years after opening for business.

        Shoppers seeking to save time and money, avoid holiday shopping hassles, and select the ideal gift produced strong sales across all Amazon.com product lines. The company's new stores in the United Kingdom (www.amazon.co.uk) and Germany (www.amazon.de) also saw substantial sales increases during the holiday season.

        Amazon.com began the holiday shopping season on Nov. 17, with the launch of its video and gift stores. From then until Dec. 31:

        o More than 1 million new customers shopped with Amazon.com for the first time.

        o Amazon.com shipped more than 7.5 million items -- more than the company shipped during the entire year of 1997.

        o The company experienced peak shipping of more than $6 million in one day.

        o Customers purchased enough videos, DVDs, CDs, and books to fill a shelf 101 miles long.

        o  Holiday sales quadrupled from the 1997 holiday season.

        "We worked hard to create the best possible shopping experience," said Amazon.com founder and CEO Jeff Bezos. "We're extremely grateful to our customers for what has been an incredible holiday season and an incredible three years. We had more business than our most optimistic projections, and I'm extremely proud of the people at Amazon.com who sacrificed to make things work for our customers. I've rarely seen such commitment and pulling together."

        "We had help from every department at Amazon.com - finance, marketing, human resources, editorial, everyone," said Mackenzie Smith, a swing shift manager at the Seattle Distribution Center, referring to the Amazon.com workers from other departments who helped ship packages. "It didn't matter what time of day it was or how simple or difficult the task, there was always an enthusiastic group from some department



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to tackle it. We counted on their help every day, and they made a tangible difference for our customers."

        The company cautioned that these higher seasonal sales will not translate into correspondingly lower net losses in the fourth quarter. "Significant sales of video and music lowered gross margins, as did aggressive product pricing," said Joy Covey, Amazon.com chief financial officer. "In addition, the strong growth combined with an all-out push to service customers resulted in higher fulfillment expenses." Amazon.com expects to release complete quarter and fiscal year financial results in late January.

About Amazon.com, Inc.

        Amazon.com, Inc., the Internet's No. 1 music and No. 1 book retailer, opened its virtual doors on the World Wide Web in July 1995. Today, the Amazon.com store has expanded to offer more than 4.7 million book, music CD, video, DVD, computer game, and other titles, plus secure credit card payment, personalized recommendations, and streamlined ordering through 1-Click(SM) technology.

        Amazon.com operates two international Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. Amazon.com also operates PlanetAll (www.planetall.com), a Web-based address book, calendar, and reminder service. It also operates the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crewmembers dating from the birth of film in 1892 to the present.

        This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, competition, risks associated with system development and operation risks, management of potential growth, and risks of new business areas, international expansion, business combinations, and strategic alliances. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Form 8-K filed September 11, 1998, and quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

        Amazon.com, Amazon.co.uk, Amazon.de, Internet Movie Database, PlanetAll, Earth's Biggest Bookstore, and 1-Click are either registered trademarks or trademarks of Amazon.com, Inc. or its affiliates. All other names mentioned herein may be trademarks of their respective owners.


        /CONTACT: Bill Curry, Amazon.com, (206) 834-7180